EXHIBIT 99.1

For Immediate Release
Contact:
David Bulger (Investors)	Jerry Daly or Carol McCune (Media)
EVP, CFO and Treasurer	Daly Gray
(561) 227-1302	(703) 435-6293

Innkeepers USA Trust Acquires Hotel in Montvale, N.J.; Will Convert to Courtyard

Property Will Undergo $5 Million Renovation

PALM BEACH, Fla., February 3, 2005—Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States, today announced that it has acquired a 190-room hotel in Montvale, N.J., for an all-in cost of approximately $23 million, including closing costs and anticipated capital expenditures. The company said the property will be shut down during a planned $5 million renovation and will reopen as a Courtyard by Marriott. It is the third closing of three acquisitions the company announced in December.

The acquisition will be funded by borrowing on the company’s unsecured line of credit. Upon the reopening of the hotel, Innkeepers Hospitality Management, Inc. will manage the property. Jeffrey H. Fisher, chief executive officer and president of Innkeepers USA Trust, owns Innkeepers Hospitality Management.

“Montvale is ideally situated on the New Jersey-New York border, just 20 miles from New York City and within 30 minutes of all three metropolitan New York airports,” said Jeffrey H. Fisher, chief executive officer and president. “The area continues to grow at a very healthy rate and is home to more than 300 businesses, including a large number of high-profile national corporate headquarters, which together represent a steady source of business travel demand. With its easy access to local cultural activities and the large regional shopping malls of northern New Jersey, the city also is a strong weekend leisure travel destination.”

Located off exit 172 of the Garden State Parkway, at 100 Chestnut Ridge Rd., the three-story property features a fitness and business center, high-speed Internet access, outdoor pool, restaurant, lounge, Enterprise Car Rental services, and 10,000 square feet of flexible function space.

“Employment, retail, housing, office space and the general economy have been on the upswing since July 2003, a trend we expect to continue,” Fisher noted. “This property is the only hotel in the city of Montvale, and repositioning it as a Courtyard by Marriott will appeal to both leisure travelers and the corporate community looking for a newer, upscale, mid-priced hotel.”

Renovation plans include a complete upgrade of all the current soft and hard goods to Courtyard by Marriott standards. The room count and meeting space are expected to remain the same after the renovation is completed. The company is reviewing alternative uses of banquet space, including securing a restaurant tenant.

Peter M. Willis, Innkeeper’s vice president of business development, said that the company continues to have an aggressive appetite for hotel acquisitions, including upscale extended stay and premium limited service brands, the core of the company’s portfolio; selected full-service properties; and turn-around opportunities and hotels that are affiliated with, or have the potential to be converted to, the industry’s top brands.

Innkeepers USA Trust is a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States. The company owns 71 hotels with a total of 8,957 suites or rooms in 21 states and Washington, D.C., and focuses on acquiring and/or developing upscale and upscale extended-stay hotels with premium brands and the rebranding and repositioning of other hotel properties. For more information about Innkeepers USA Trust, visit the company’s web site at www.innkeepersusa.com.

Contact:	David Bulger (Investors, Media)	Peter M. Willis (Acquisitions)
	EVP, CFO and Treasurer	VP, Business Development
	(561) 227-1302	(305) 865-1010
pwillis@innkeepersusa.com

Cautionary statements set forth in reports filed by the company from time to time with the SEC discuss important factors impacting, or that could impact, the company and its results or forecasted results. These factors include, without limitation, (i) more direct exposure to the operational risks of the hotel business (including decreasing hotel revenues and increasing hotel expenses) under the company’s new taxable REIT subsidiary structure, (ii) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices or changes in domestic or international political environments negatively affect the travel industry and the company, (iii) risk that the performance and prospects of businesses and industries that are important hotel demand generators in the company’s key markets decline (e.g., technology, automotive, aerospace), (iv) risk that international, national, regional and/or local economic conditions will, among other things, negatively affect demand for the company’s hotel rooms and the availability and terms of financing, (v) risk that the company’s ability to maintain its properties in competitive condition becomes prohibitively expensive, (vi) risk that pricing in the hotel acquisition market becomes prohibitively expensive or non-financeable and that potential acquisitions or developments do not perform in accordance with expectations, (vii) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce), (viii) the complex tax rules that the company must satisfy to qualify as a REIT, and (ix) governmental regulation that may increase the company’s cost of doing business or otherwise negatively effect its business or its attractiveness as an investment and create risk of liability for non-compliance (e.g., changes in laws affecting taxes or dividends, compliance with the Americans with Disabilities Act, workers compensation law changes, the Sarbanes-Oxley law, etc.).